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                                                                    EXHIBIT 99.3

[SKYWEST AIRLINES LOGO]


SKYWEST AIRLINES
444 SOUTH RIVER ROAD
ST. GEORGE, UT 84790
TELEPHONE: (453) 634-3000 / FAX: (435) 634-3505

CONTACT: Lance Starr, Public Affairs Manager                     (435) 634-3527


                             FOR IMMEDIATE RELEASE

             SKYWEST AIRLINES ANNOUNCES MAJOR WEST COAST EXPANSION

ST. GEORGE, UT, JANUARY 19, 1998 (NASDAQ: SKYW) - SkyWest Airlines announced a major expansion for its California operation effective June 1, 1998. On that date, the airline will establish a new West Coast hub as it initiates United Express service to 12 California destinations from San Francisco International Airport. The airline initially plans to operate approximately 84 daily roundtrips and will provide frequent, convenient connections to partner United Airlines, the largest carrier at San Francisco.

Schedule plans will incorporate service as follows:


     Eureka/Arcata            10 Daily Roundtrips
     Bakersfield               5 Daily Roundtrips
     Chico                     6 Daily Roundtrips
     Fresno                   16 Daily Roundtrips (Hourly Service)
     Merced                    3 Daily Roundtrips
     Modesto                   4 Daily Roundtrips
     Monterey                  5 Daily Roundtrips
     Redding                   8 Daily Roundtrips
     Sacramento               16 Daily Roundtrips (Hourly Service)
     San Luis Obispo           5 Daily Roundtrips
     Santa Barbara             2 Daily Roundtrips
     Santa Rosa                4 Daily Roundtrips

All SkyWest United Express service will feature 30-passenger cabin-class aircraft. Seventeen new airplanes will be required to support the expansion, increasing SkyWest's fleet of EMB-120s to 67. "SkyWest is extremely pleased to have been chosen by United to provide the regional feed it requires at San Francisco." Commented SkyWest Chief Operating Officer, Ron Reber.

Nearly four months ago, SkyWest entered into a new marketing agreement with United Airlines, becoming a United Express carrier for the first time in several primarily Southern California markets. Today, the airlines provides nearly 300 daily United Express flights, including 120 daily departures from Los Angeles. Once complete, SkyWest's United Express system will include more than 450 daily flights and will make SkyWest among the five largest regional carriers in the United States.

SkyWest Airlines operates nearly 300 daily United Express departures to 15 cities in California, Arizona, Nevada, and Utah, giving travelers access to United's worldwide network at Los Angeles. SkyWest also operates as a Delta Connection at its Salt Lake City and Los Angeles hubs and as a Continental Connection in selected western markets. In total, SkyWest operates nearly 600 daily flight system wide and is the nation's eighth largest regional airline.

This press release, as well as past releases, can be accessed on the SkyWest Airlines Internet site at: http://www.skywest.com.



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